CECIL BANCORP, INC

Incentive Compensation Plan

Effective January 1, 1994, the Board of Directors adopted the Cecil Bancorp, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan is administered by the Compensation Committee of the Board. Selection of the participants will be directed by the Compensation Committee.

The mathematical formula set forth in the Incentive Compensation and summarized below determines the amount of incentive compensation that the participants may receive in bonuses. Each calendar year in which the Incentive Compensation Plan is in effect, each participant will receive a bonus in an amount equal to 7% of the participant’s annual base compensation, times a multiplier calculated as the sum of: (1) the percentage by which the Company’s and the Bank’s Return-on-Assets (ROA) exceeds .50, and (2) one half of the percentage by which 1.1% exceeds the Company’s and the Bank’s nonperforming loans (loans over 90 days delinquent) as a percentage of total assets (NPA’s). In no event will the multiplier be less than one. The Multiplier will be increased by .4 for any year in which the Bank receives a CAMEL rating of 1 or 2, and will be increased by an additional .4 for any year in which the Company and the Bank receives a CAMEL rating of 1. The Company may decide to adjust the Company’s ROA and NPA to take into account extraordinary events (such as mergers/acquisitions). The aggregate amount of Bonuses payable for any calendar year will be proportionately reduced to (to zero, if necessary) to the extent that the payment would cause the Company’s and the Bank to cease to be “well-capitalized” bank for the year. Bonuses are payable from the Company’s general assets. Annual maximum awards under the incentive compensation plan for each participant is 38% of base salary.

The Incentive Compensation Plan has an indefinite term. The Company has the right at any time to terminate or amend the Incentive Compensation Plan in any manner and for any reason; provided, that no amendment or termination shall, without the consent of the participants or, if applicable, the participant’s beneficiary, adversely affect such participant’s or beneficiary’s rights with respect to benefits accrued as of the date of such amendment or termination.